SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 5)


                          COMPUSONICS VIDEO CORPORATION
                                (Name of Issuer)


                          COMMON STOCK, $.001 PAR VALUE
                         (Title of Class of Securities)


                                    209929 10
                                 (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

___   Rule 13d-1(b)     ___   Rule 13d-(c)            _X_   Rule 13d-1(d)

(Degree)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

This information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 209929 10                13G             Page___2____ of ___17___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Thomas W. Itin
                        ###-##-####
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        NA
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        US

                                5       SOLE VOTING POWER

                                                        39,617,594      common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY                                         5,035,000      common
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                        39,617,594      common

                                8       SHARED DISPOSITIVE POWER

                                                         5,035,000      common


        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        44,652,594      common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        27.9%


        12      TYPE OF REPORTING PERSON*

                                                        IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 1 O F 10 PAGES

CUSIP NO. 209929 10                13G             Page___3____ of ___17___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Shirley B. Itin
                        ###-##-####
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        US

                                5       SOLE VOTING POWER

                                                        20,000,000      common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY                                         5,035,000      common
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON                                          20,000,000      common


                                8       SHARED DISPOSITIVE POWER

                                                         5,035,000      common


        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        25,035,000      common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                                        15.6%

        12      TYPE OF REPORTING PERSON*

                                                        IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 2 OF 10 PAGES

CUSIP NO. 209929 10                13G             Page___4____ of ___17___Pages

        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Tico, Inc.
                        38-2489493
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan Corporation

                                5       SOLE VOTING POWER

                                                        30,000,000      common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                        30,000,000      common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                                        30,000,000      common

        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        18.7%


        12      TYPE OF REPORTING PERSON*

                                                        CO


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 3 OF 10 PAGES

CUSIP NO. 209929 10                13G             Page___5____ of ___17___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Acrodyne Corporation - Profit Sharing Plan
                        38-1561308
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan Corporation

                                5       SOLE VOTING POWER

                                                        9,617,594       common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                        9,617,594       common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        9,617,594       common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        6.0%


        12      TYPE OF REPORTING PERSON*

                                                        EP


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 4 OF 10 PAGES

CUSIP NO. 209929 10                13G             Page___6____ of ___17___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        SICO
                        38-3023843
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan co-partnership

                                5       SOLE VOTING POWER

                                                        5,000,000       common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                        5,000,000       common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        5,000,000       common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        3.1%


        12      TYPE OF REPORTING PERSON*

                                                        PN


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 5 OF 10 PAGES

CUSIP NO. 209929 10                13G             Page___7____ of ___17___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        TICO
                        38-3023846
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan co-partnership

                                5       SOLE VOTING POWER

                                                             35,000    common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                             35,000    common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                            35,000     common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        0.022%


        12      TYPE OF REPORTING PERSON*

                                                        PN


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 6 OF 10 PAGES

CUSIP NO. 209929 10                13G             Page___8____ of ___17___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Timothy Sean Itin Irrevocable Living Trust

        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan trust

                                5       SOLE VOTING POWER

                                                        5,000,000       common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                        5,000,000       common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        5,000,000       common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        3.1%


        12      TYPE OF REPORTING PERSON*

                                                        00


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 7 OF 10 PAGES

CUSIP NO. 209929 10                13G             Page___9____ of ___17___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Nina Beardsley Itin Irrevocable Living Trust

        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan trust

                                5       SOLE VOTING POWER

                                                        5,000,000       common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                        5,000,000       common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        5,000,000       common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        3.1%


        12      TYPE OF REPORTING PERSON*

                                                        00


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 8 OF 10 PAGES

CUSIP NO. 209929 10               13G             Page___10____ of ___17___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Whitney Lynne Hebard Irrevocable Living Trust

        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan trust

                                5       SOLE VOTING POWER

                                                        5,000,000       common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                        5,000,000       common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        5,000,000       common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        3.1%


        12      TYPE OF REPORTING PERSON*

                                                        00


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 9 OF 10 PAGES

CUSIP NO. 209929 10               13G             Page___11____ of ___17___Pages


        1       NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        Gregory Robert Hebard Irrevocable Living Trust

        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                        n/a
                                                                (b)

        3       SEC USE ONLY



        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        Michigan trust

                                5       SOLE VOTING POWER

                                                        5,000,000       common
        NUMBER OF
        SHARES                  6       SHARED VOTING POWER
        BENEFICIALLY
        OWNED BY
        EACH
        REPORTING               7       SOLE DISPOSITIVE POWER
        PERSON
                                                        5,000,000       common

                                8       SHARED DISPOSITIVE POWER




        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        5,000,000       common


        10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*




        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        3.1%


        12      TYPE OF REPORTING PERSON*

                                                        00


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 10 OF 10 PAGES

CUSIP No. 209929 10                             Page 12 of 17



ITEM 1(a)   Name of Issuer:  CompuSonics Video Corporation
            ---------------

ITEM 1(b)   Address of Issuer's Principal Executive Officers:
            -------------------------------------------------

            7001 Orchard Lake Road, Suite 424
            West Bloomfield, MI  48322

ITEM 2(a)   Name of Persons Filing:
            -----------------------

            This Schedule 13G is being filed jointly by Thomas W. Itin,  Shirley
            B. Itin,  TICO,  Inc.,  a  Michigan  corporation  ("TCI"),  Acrodyne
            Corporation - Profit Sharing Plan ('"Acrodyne PSP"), TICO, a Michigan co-partnership ("TICO"), SICO, a Michigan co-partnership ("SICO"), Timothy Sean Itin Irrevocable Living Trust ("TSI Trust"), Nina Beardsley Itin Irrevocable Living Trust ("NBI Trust"), Whitney Lynne Hebard Irrevocable Living Trust ("WLH Trust) and Gregory Robert Hebard Irrevocable Living Trust ("GRH Trust"). The TSI Trust, NBI Trust, WLH Trust and GRH Trust sometimes hereinafter are referred to collectively as the "Trusts". Mr. Itin is Chairman of the Board of the Issuer and, under Rule 13d-3, may be deemed to be the beneficial owner of all of the shares reported herein due to his relationship with the record owners.

ITEM 2(b)   Address Principal Business Office or, if none, Residence:
            ---------------------------------------------------------

            7001 Orchard Lake Road, Suite 424
            West Bloomfield, MI 48322

ITEM 2(c)   Citizenship:  Mr.  Itin is a United  States  citizen.  Mrs.  Itin
            -----------
            is a United States citizen. TCI is a Michigan Corporation. TICO and SICO are Michigan co-partnerships. The Trusts are Michigan trusts.

ITEM 2(d)   Title of Class of Securities
            ----------------------------
            Common Stock $.001 Par Value

ITEM 2(e)   CUSIP Number:  209929 10
            -------------

ITEM 3      N/A

CUSIP No.  209929 10                            Page 13 of 17

ITEM 4      Ownership:
            ----------

            a.  Amount Beneficially Owned: 44,652,594 shares (27.9%) owned
                --------------------------
                by Mr. Itin

                  Includes:(i) 30,000,000 owned of record by TCI. Mr. Itin owns all of the outstanding stock of TWI International, Inc. which in turn owns all the outstanding stock of Tico, Inc.; (ii) 35,000 shares owned of record by TICO. Mr. Itin is a partner in this Michigan co-partnership;
                  (iii) 9,617,594 shares owned of record by Acrodyne PSP. Mr. Itin is the trustee and sole beneficiary of this trust; and (iv) 5,000,000 shares owned of record by SICO. Mr. Itin is a partner in this Michigan co-partnership.

            b.    Amount  Beneficially  Owned:  25,035,000  shares (15.6%) owned
                  -----------------------------
                  by Mrs. Itin

                  Includes: (I) 35,000 shares owned of record by TICO. Mrs. Itin is a partner in this Michigan co-partnership;
                  (ii) 5,000,000 shares owned of record by SICO. Mrs. Itin is a partner in this Michigan co-partnership; and (iii) 5,000,000 shares owned by TSI Trust; 5,000,000 shares owned by NBI Trust; 5,000,000 shares owned by WLH Trust; and 5,000,000 shares owned by GRH Trust. Mrs. Itin is the trustee of these trusts and, as such, has the power to vote and dispose of these shares. Mr. & Mrs. Itin disclaim ownership of the shares owned by the trusts.

            b.    Percent of Class:
                  -----------------

                  27.9% by Thomas W. Itin
                  15.6% by Shirley B. Itin
                  18.7% by TICO, Inc.
                   6.0% by Acrodyne PSP
                   3.1% by SICO
                  0.02% by TICO
                   3.1% by TSI Trust
                   3.1% by NBI Trust
                   3.1% by WLH Trust
                   3.1% by GRH Trust

CUSIP No. 209929 10                             Page 14 of 17

            c.  Number of shares as to which such person has:
                ---------------------------------------------
              (i)       sole power to vote or to direct the vote:

                        Mr. Itin, through his ownership of TCI and Acrodyne PSP, has the sole power to vote the 39,617,594 shares owned by TCI and Acrodyne PSP.

                        As trustee of the Trusts, Mrs. Itin has sole power to vote or to direct the vote of the 20,000,000 shares held by the Trusts.

             (ii)       shared power to vote or to direct the vote:

                        As a partner of each SICO and TICO, Mr. Itin shares power to vote or to direct the vote of the total 5,035,000 shares owned by TICO and SICO.

                        As a partner of each SICO and TICO, Mrs. Itin shares power to vote or to direct the vote of the total 5,035,000 shares owned by TICO and SICO.

            (iii)       sole power to dispose or to direct the disposition:

                        Mr. Itin, through his ownership of TCI and as trustee of the Acrodyne PSP, has the sole power to dispose of or direct the disposition of the 39,617,594 shares owned by TCI and Acrodyne PSP.

                        As trustee of the Trusts, Mrs. Itin has sole power to vote or to direct the vote of the 20,000,000 shares held by the trusts.

             (iv)       shared   power   to   dispose   or  to   direct   the
                        disposition:

                        As a partner of each SICO and TICO, Mr. Itin shares power to dispose of or direct the disposition of the 5,000,000 shares owned by SICO and the 35,000 shares owned by TICO.

                        As a partner of each SICO and TICO, Mrs. Itin shares power to dispose of or direct the disposition of the 5,000,000 shares owned by SICO and the 35,000 shares owned by TICO.

CUSIP No. 209929 10                             Page 15 of 17

ITEM 5      Ownership of Five Percent or Less of a Class:  N/A
            ---------------------------------------------

ITEM 6      Ownership of More than Five percent on Behalf of Another Person:
            ----------------------------------------------------------------
                        N/A

ITEM 7      Identification  and  Classification  of  the  Subsidiary  Which
            ---------------------------------------------------------------
            Acquired the Security  Being  Reported on by the Parent  Holding
            ----------------------------------------------------------------
            Company:  N/A
            --------

ITEM 8      Identification and Classification of Members of the Group:  N/A
            ----------------------------------------------------------

ITEM 9      Notice of Dissolution of Group:  N/A
            -------------------------------

ITEM 10     Certification:  N/A
            --------------

CUSIP No. 209929 10                             Page 16 of 17
                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      Dated: February 12, 1999      s\Thomas W. Itin
                                    ---------------------------
                                    Thomas W. Itin

                                    ACRODYNE CORPORATION - PROFIT SHARING PLAN

      Dated: February 12, 1999      s\Thomas W. Itin
                                    ----------------------------
                                    Thomas W. Itin, Trustee

                                    TICO, INC.

      Dated: February 12, 1999      s\Thomas W. Itin
                                    ----------------------------
                                    Thomas W. Itin, President

                                    SICO, A MICHIGAN CO-PARTNERSHIP

      Dated: February 12, 1999      s\Shirley B. Itin
                                    ----------------------------
                                    Shirley B. Itin, Partner

                                    TICO, A MICHIGAN CO-PARTNERSHIP

      Dated: February 12, 1999      s\Thomas W. Itin
                                    ----------------------------
                                    Thomas W. Itin, Partner

CUSIP No. 209929 10                             Page 17 of 17


                                    TIMOTHY SEAN ITIN IRREVOCABLE
                                    LIVING TRUST

      Dated: February 12, 1999      s\Shirley B. Itin
                                    -----------------------------
                                    Shirley B. Itin, Trustee

                                    NINA BEARDSLEY ITIN IRREVOCABLE
                                    LIVING TRUST

      Dated: February 12, 1999      s\Shirley B. Itin
                                    -----------------------------
                                    Shirley B. Itin, Trustee

                                    WHITNEY LYNNE HEBARD
                                    IRREVOCABLE LIVING TRUST

      Dated: February 12, 1999      s\Shirley B. Itin
                                    -----------------------------
                                    Shirley B. Itin, Trustee

                                    GREGORY ROBERT HEBARD
                                    IRREVOCABLE LIVING TRUST

      Dated: February 12, 1999      s\Shirley B. Itin
                                    -----------------------------
                                    Shirley B. Itin, Trustee


      Dated: February 12, 1999      s\Shirley B. Itin
                                    -----------------------------
                                     Shirley B. Itin